EXHIBIT 22


                             DISTRIBUTION AGREEMENT

                Made and executed as of the ___ day of March 2004

                                 By and between

EVR LTD., a company registered and incorporated under the laws of the State of Israel, of 12 Raoul Wallenberg, Tel Aviv, 69719 Israel (hereinafter "EVR"),

                                                               OF THE FIRST PART

                                      -And-

YITONG , a company registered and incorporated under the laws of China located at No. 216, Huanghe Road, Changshu City, Jiangsu Province, Zip Code: 215500 China (hereinafter "the Distributor"),

                                                              OF THE SECOND PART

WHEREAS EVR develops and markets various products for transfer of digital information over cable networks, including, inter alia, the EVR Products (as defined below), and EVR is the sole owner of all rights, including copy rights, in the EVR Products; and -

WHEREAS The Distributor desires to become an exclusive distributor of certain EVR Products in the Territory (as defined below), and EVR is willing to appoint the Distributor for such purposes, all subject to the terms and conditions hereinafter set forth in this agreement;

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.     INTERPRETATION

       In this Agreement, unless the context otherwise requires:

       o "CUSTOMERS" - means customers (end users) of the EVR Products in the Territory, whether existing or potential, as the case may be.

       o      "EFFECTIVE DATE" - as set forth in SCHEDULE B hereto.

       o "DOCUMENTATION" means all documents associated with the EVR Products including manuals and other printed or visually-perceptible materials describing the use or design of the EVR Products.

       o      "MONTH" - means calendar month.

       o      "EVR PRODUCTS" means the products listed in SCHEDULE A hereto.

       o "EVR'S INTELLECTUAL PROPERTY" - means all of EVR's proprietary rights, copyrights, Trade Marks or other industrial or intellectual property rights relating to the EVR Products and Documentation, and all applications for any of the foregoing, whether or not registered in the Territory at the date hereof or at any later date.

       o "QUARTER" - means a calendar quarter (i.e., the four periods of three consecutive Months each beginning on January of each Year).

       o      "THE TERM OF THIS  AGREEMENT" - as set forth in SCHEDULE B hereto.


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       o      "TERRITORY" - as set forth in SCHEDULE B hereto.

       o "THIS AGREEMENT" - means this document together with all the schedules attached hereto, as may be amended in writing from time to time in terms hereof.

       o "TRADE MARKS" - means EVR's trade marks and trade names, of which particulars are given in SCHEDULE C hereto, and such other trade marks as are used by EVR on or in relation to the EVR Products at any time during this Agreement, whether or not registered in the name of EVR.

       o "YEAR" - means calendar year (save for the first Year of this Agreement which shall commence on the Effective Date and end on Dec. 31, 2004).

       1.1 The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation.

       1.2 The Schedules to this Agreement shall form an integral part of this Agreement.

2.     DECLARATIONS

       2.1 Distributor hereby warrants and declares to EVR that it is a company, duly registered and validly existing in the state in which it is registered.

       EVR hereby warrants and declares to Distributor that:

              2.1.1 Only the Distributor can sell in the Territory, providing the Distributor maintains and fulfills all its obligations to EVR. No other resellers will be appointed by EVR. The Distributor may appoint sub distributors in China but must notify EVR of such appointment by sending the SCHEDULE F form attached hereto.

              2.1.2 Notwithstanding the provisions of Section 3 below, third parties who entered into an OEM, private labeling or similar agreements with EVR, if any, may have rights to sell within the Territory products based on EVR's technology, but not under Trade Marks and trade names related to the EVR Products.

       2.2 For avoidance of doubt, it is hereby declared and clarified that this Agreement relates to the EVR Products only and not to any other products developed by EVR. Such other products may be included within the scope of this Agreement subject to specific agreement in writing between the parties.


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3.     APPOINTMENT

       3.1 Subject to the terms and conditions hereinafter set forth, EVR hereby appoints Distributor as its distributor of the EVR Products in the Territory during the term of validity of this Agreement and Distributor hereby accepts such appointment.

       3.2 It is hereby recorded that it is conditional on the Distributor achieving his targets in the first year and all subsequent years that the Distributor may retain exclusivity in the territory, and EVR may not appoint other distributors in the Territory for EVR Products.

4.     TERM OF AGREEMENT

       4.1 Subject to the rights of prior termination of this Agreement as provided for herein below and to the provisions of Section 4.2 below, this Agreement shall be valid for the Term of the Agreement.

       4.2 Notwithstanding the above, in the event that Distributor did not order from EVR, EVR Products in the minimum quantities set forth in SCHEDULE I hereto, subject to the terms and conditions set forth therein, then EVR shall be entitled to terminate this Agreement [or terminate the exclusivity granted hereby to the Distributor] by serving the Distributor a 30 (thirty) days prior written notice to that effect.

5.     EVR PRODUCTS ORDERS

       5.1 Subject to the terms and conditions of this Agreement, EVR shall use its best endeavors to supply EVR Products to Distributor in accordance with Distributor's orders. Each order for EVR Products shall constitute a separate contract in terms of this Agreement. The Distributor's signature of this Agreement shall also constitute an order from EVR in terms of SCHEDULE D hereto.

       5.2 All additional orders made by Distributor hereunder shall include details regarding the quantity ordered and the date of delivery, the exact identity (including full name, business address, telephone and facsimile numbers and name of contact man) of the entity for which such order is made and such other details as EVR shall reasonably request. All orders placed hereunder shall be subject to written confirmation of EVR and no order shall be deemed to have been accepted unless so confirmed.

       5.3    In order to enable  EVR to plan its sales,  not later than  twenty
              (20) days prior to the beginning of every two months of the term of this Agreement, Distributor shall provide EVR with a written forecast of its projected orders for EVR Products during two months (hereinafter "THE FORECAST"). It is agreed and recorded that: (i) Distributor undertakes, in relation to each of the EVR


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              Products,  to purchase in a certain two months 70% of the quantity set forth in the Forecast in respect of such EVR Product for the two month period, and breach of such undertaking shall be deemed a material breach of this Agreement; and - (ii) In relation to any
              certain   Forecast,   EVR  shall  not  be  obliged  to  supply  to
              Distributor EVR Products in a quantity exceeding 10% more than the quantities set forth for such EVR Product in the Forecast for two months.

6.     DELIVERY, PURCHASE PRICE AND PAYMENT

       6.1 Supply and delivery of the EVR Products shall be made within 60 days from Distributor's order, if such order was included in the Forecast, and within 60 days from Distributor's order was not included in the Forecast. Every effort will be made to meet the established supply and delivery schedules, but it is hereby mutually recognized that the said supply and delivery schedules are merely reasonable estimates. Partial delivery shall be permitted.

       6.2 Supply of the EVR Products and transfer of risk to Distributor will occur upon delivery of the EVR Products, Ex Works of EVR's premises. Title to the EVR Products (subject, for the avoidance of doubt to the provisions of Section 14 below) will transfer to Distributor only upon receipt by EVR of full value for the EVR Products supplied and until then EVR will maintain its exclusive ownership of such EVR Products.

7.     CONSIDERATION

       7.1 The Ex Works price of the EVR Products shall be as set forth in EVR's Price List, SCHEDULE E hereto and subject to its respective terms and conditions. It is hereby agreed that each quarter the parties shall, bona fide, determine the price set forth for such quarter in accordance with the performance of Distributor and market conditions prevailing at such time.

       7.2 Except when especially agreed to in writing by both sides, the payment of every order shall be made by irrevocable letter of credit in U.S.A. Dollars in a form acceptable to EVR, and it will be sent to EVR at the same time. Confirmed by a bank acceptable to EVR. For the first six months, 50% of payments for goods will be paid in advance prior to the order being delivered. The balance of 50 percent will be paid by L/C within 90 days after the order is delivered. After the first six months the L/C terms will be 50% of payment for goods will be paid within 45 days after order is delivered, and the balance 50% will be paid by L/C within 90 days after order is delivered.


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8.     WARRANTY

       8.1 EVR hereby warrants the EVR Products against any major defects, which prove to be the result of bad design, workmanship or faulty materials. This limited warranty is given to Distributor only (as opposed to Customers) and shall be void if failure of the defective EVR Products has resulted from: (i) accident, abuse or misapplication and/or modifications which have been made to the EVR Products by anyone other than EVR; (ii) if EVR Products are used in a non-standard environment; or (iii) if non-conformance of the EVR Products results from excess usage of the maximum values (temperature limit, maximum voltage etc.) defined by EVR, or from use other than in accordance with the relevant specifications or
              (iv) any other default not attributable to EVR. Such warranty shall be valid for 12 Months of the date of delivery of the EVR Products to Distributor ("THE WARRANTY PERIOD"). The warranty and remedies set forth herein are exclusive and except for and to the extent expressly provided herein, EVR makes no other or additional warranty or representation, either expressed or implied, with respect to the EVR Products, including its quality, performance or fitness for a particular purpose. The parties agree that all other warranties given or implied by any applicable law including any warranty given to Customers by Distributor shall be the sole responsibility of Distributor, without recourse to EVR. 8.2 EVR may extend the Warranty Period in relation to the EVR Products, for additional periods of 12 Months each, subject to payment to EVR of such amounts as shall be determined by EVR from time to time.

       8.3 The parties hereby expressly agree that the liability of EVR will be limited to the repair or replacement of the EVR Products or, at EVR's choice, return of their price, and that EVR will bear no liability toward Distributor, Customers, or toward any third party for any direct, indirect, consequential or incidental damages arising out of the use of the EVR Products, or the inability to use the EVR Products.

9.     RMA SHIPMENTS

       9.1 The Distributor will need a minimum of 20 modems that can be sent back for repair. If you are sending back less than 20 modems for repair, EVR will not share in the shipping costs. For RMA shipments of 20 modems or more, the Distributor will pay for the shipping in one direction and EVR will pay for the shipping in the other direction. This is true for as long as the equipment is under warranty. Equipment that is returned to EVR for repair that is no longer under warranty, the Distributor will pay for the shipment in both directions.


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10.    MARKETING AND AFTER SALES SERVICE

       10.1 Distributor hereby undertakes to use its best endeavors to promote the sale of the EVR Products throughout the Territory and to sell maximum units of the EVR Products.

       10.2 In order to provide Customers with good and efficient after sales services, Distributor shall establish or cause to be established in the Territory an infrastructure for the purpose of providing maintenance services to the Customers in respect to the EVR Products, which will be operated by a sufficiently competent and experienced staff, in order to establish and maintain an adequate maintenance facility, and in order to satisfy the requirements of the local licensing authorities pertaining to after sales service.

11.    REPORTS & AUDITS

       Distributor shall provide EVR, at its request, on a monthly basis from time to time, with answers to any reasonable questions of EVR relating to the marketing and sale of the EVR Products and the performance of Distributor's undertakings hereunder.

12.    ADDITIONAL UNDERTAKINGS OF DISTRIBUTOR

       12.1 During the term of this Agreement, Distributor shall and hereby undertakes, at its sole cost and expense:

              12.1.1 to  comply  with all legal  requirements  from time to time relating to the importation, distribution and sale of the EVR Products and shall, without limitation, obtain from the relevant local authorities in the Territory any and all licenses, permits and/or approvals, necessary or required, in order to import, distribute and service the EVR Products, maintain such licenses, permits and/or approvals in full force and effect and otherwise fulfill its undertakings in accordance with the provisions of this Agreement.

              12.1.2 to  provide  EVR within 30 days from  signature  hereof the
                     Distributor's price list of EVR Products to Customers, and to provide to EVR any amended price list at least 30 days prior to effective date of such amendment.

              12.1.3 to  provide  EVR,  on  a  regular  basis,  with  Customers'
                     "feedback" on the EVR Products and their use and from time to time consult with EVR's representatives for the purpose of assessing the conditions of the market for the EVR Products in the Territory.

       12.2 During the term of this Agreement, Distributor shall not, without obtaining EVR's prior written consent:


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              12.2.1 Incur any  liability  whatsoever on behalf of EVR or in any way bind or purport to bind EVR.

              12.2.2 Solicit  any  Customer  which  is  outside  the  Territory.
                     Distributor shall promptly refer to EVR all inquiries concerning the EVR Products received by it from such Customers.

13.    EVR'S INTELLECTUAL PROPERTY

       13.1 Distributor recognizes and acknowledges that all of EVR's Intellectual Property, including without limitation, all updates and new versions, improvements and development, solely belong to EVR which is and shall remain its sole owner, and it is hereby expressly agreed that nothing in this Agreement shall constitute or be considered as constituting a transfer or license of EVR's Intellectual Property rights or any part thereof by EVR to Distributor. For avoidance of doubt, the provisions of this Section shall survive the termination of this Agreement.

       13.2 Distributor shall sell the EVR Products under such trade names and using such Trade Marks, as shall be designated in writing by EVR, from time to time. Distributor shall adhere to any reasonable instructions given to it in writing by EVR aimed for the protection of EVR's said Trade Marks and any other intellectual property rights.

       13.3 Distributor shall forthwith notify EVR in writing of any infringement or threatened infringement, unauthorized use, enjoyment, duplication or replication of the EVR Products, which shall at any time during the term of this Agreement come to its knowledge. In such event EVR shall be entitled to take any and all legal action it deems appropriate in order to protect its rights, and the Distributor shall provide EVR, at EVR's cost and expense, with all reasonable assistance required by EVR for such purpose.

       13.4 Without derogating of the provisions of Section 12.3 above, if Distributor establishes to the satisfaction of EVR that in any country of the Territory any entity is making or selling goods of the same description as the EVR Products and thereby infringing EVR's Intellectual Property Rights or amounting to passing-off by imitation, Distributor may notify EVR that it wishes EVR to join with Distributor in taking steps to end such infringement including legal proceedings in the parties' joint names. In such event provided that EVR shall notify Distributor that it does not want to use its rights under Section 12.3 above to take legal action against the infringing party and subject to the provisions of Section 12.5 below, the parties may agree, in writing, as to the steps and proceedings to be taken and the proportions in which they shall share the costs thereof. Failing such agreement each party shall be free to act independently, provided it should notify the other party, in writing in advance, of the steps to be


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              taken by it.  Irrespective  of the failure to reach such agreement each party shall give the other party, at the other party's request and costs, all reasonable assistance required by such other party in respect of the legal steps taken by it. In the event of joint proceedings being taken and damages being awarded, the costs of the proceedings so far as not recoverable in the proceedings shall be shared by the parties in the same proportion as they are awarded damages.

       13.5 Where the parties differ in their view as to the advisability of instituting legal proceedings either party may call for a joint case to be put to legal counsel well versed in the laws of the country by which any legal proceedings will be determined and they shall cooperate to provide counsel promptly with all relevant ascertainable facts and, where appropriate, a technical expert's opinion on the matter. In such event the parties agree to act according to the advice of such legal counsel provided that in any event a party shall not be forced to participate in instituting legal proceedings it does not wish to institute.

14.    INDEMNITY, LIABILITY AND INSURANCE

       14.1 Each party agrees to indemnify the other and hold the other harmless from and against any and all claims, liabilities, judgments, settlements, losses, damages, expenses and other costs of whatever nature arising out of or resulting from that party's failure to fully and timely abide by all the terms and conditions of this Agreement. Notwithstanding the above it is agreed that EVR's liability hereunder relating to any act or omission in any given Year of the term of this Agreement shall not exceed 50% of EVR's revenues from Distributor in such Year. Distributor shall maintain at its own expense, and shall provide EVR, at EVR's request, with insurance certificates showing, coverage for general liability and for product liability, having reasonable terms commonly acceptable in similar cases, insuring against claims arising out of or related to this Agreement and Distributor's activities pursuant to fulfilling its undertakings in accordance with the terms of this Agreement. Each policy shall be maintained with an insurance carrier acceptable to EVR and shall provide that it may not be canceled or modified without thirty (30) day prior written notice from the insurance carrier to both parties at their respective addresses.

       14.2 Each party agrees to promptly notify the other of any and all product liability claims within the Territory relating to the EVR Products coming to its attention.


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15.    FORCE MAJEURE

       Neither party shall be responsible or liable for any delay or failure in performance under this Agreement arising as a result of any occurrence or contingency beyond its reasonable control, including but not limited to, capacity constraints, accident, act of God, acts of the public enemy, earthquake, fire, flood, explosion, labor disputes, strikes, riots, civil commotion, war (declared or not) unanticipated manufacturing problems, novelty of products, requirements or acts of any government or agency thereof, judicial action, inability to secure materials on a timely basis (except if such inability results from negligence of the Distributor) and failure or delays in transportation. The delayed party shall send written notice of the delay and the reason therefore to the other party as soon as possible after the party delayed knew of the cause of delay in question.

16.    NON COMPETITION

       Distributor undertakes:

       16.1   that during the term of this  Agreement and for a period of twelve
              (12) Months after its expiration for any reason whatsoever it shall not, without EVR's prior written approval, sell, promote the sale, distribute, instruct, manufacture or develop competing or similar products to the EVR Products or represent or agree to represent in the Territory any third party in respect to any product competing or similar to the EVR Products and shall in no other way engage in activities in the Territory which may directly or indirectly jeopardize or come into conflict with the interests of EVR.

       16.2 not to obtain or otherwise purchase EVR Products for resale from any person, firm or company, other than EVR.

       16.3 Not to seek customers, establish any branch or maintain any distribution depot for the EVR Products in any country which is outside the Territory or to perform a sale of EVR Products in the Territory knowing that the products shall be taken out of the Territory without obtaining EVR's prior written consent.

              For avoidance of doubt, the provisions of this Section shall survive the termination of this Agreement.


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17.    CONFIDENTIALITY

       17.1 Not later than the date of signature hereof, the parties shall have signed and executed the confidentiality agreement in a form attached as SCHEDULE G hereto, which signature and execution is a condition precedent to the coming to force of this Agreement.

       17.2 Distributor shall require each of its employees and/or agents employed in providing services in relation to the EVR Products to execute an undertaking of confidentiality, in a form approved by EVR, and incorporating, inter alia, the provisions of this Section 15.

18.    NO AGENCY

       18.1 It is hereby expressly declared and agreed that this Agreement in no way establishes any principle - agent, employer - employee, or partnership relations between the parties.

       18.2 Nothing in this Agreement shall be construed as granting either party the power or authority to act for or on behalf of the other party, to create any undertakings on behalf of the other party, or to bind or commit the other party in respect to any such undertakings, except as set forth herein or as otherwise agreed to in writing between the parties prior to such act.

19.    TERMINATION AND REMEDIES

       19.1 Without prejudice to any remedy or right of either party under this Agreement or by law, either party shall have the right to forthwith terminate this Agreement by serving the other party with a written notice to that effect if:

              19.1.1 the other party commits a breach of its undertakings  under this Agreement and fails to remedy such breach within 14 days after receipt of a written notice from the non-defaulting party describing such failure, provided however that violation of or non-compliance by a party of its respective undertakings under the provisions of Sections 3, 4.2, 5.2, 8, 9, 11, 15, and 16 above, and 19 below, in whole or in part, will entitle the other party to forthwith terminate this Agreement.

              19.1.2 the other party is placed into  liquidation,  insolvency or other similar proceedings or a liquidator or receiver is appointed with respect to the other party or a substantial part of its assets or the other party makes any voluntary arrangement with its creditors.

       19.2 Upon termination of this Agreement for any reason, the following provisions shall apply:


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              19.2.1 the  Distributor  shall  cease to  market  and sell the EVR
                     Products. The Distributor shall have no claims against EVR.

20. Any amount owed by one party to the other and which shall not be timely paid, shall bear default interest at the rate of LIBOR plus 8% (for 6 months loans) for the period of default ASSIGNMENTS

       20.1 The appointment of the Distributor under this Agreement is personal, and the Distributor may not assign or otherwise transfer or pledge its rights and undertakings under this Agreement without the prior written consent of EVR; any assignment for which consent was not obtained will not be considered valid. A transfer in effective control of the Distributor shall be deemed an assignment of rights and undertakings under this Section.

       20.2 EVR may assign its rights or undertakings under this Agreement, by serving a written notice to the Distributor, provided that the assignee shall perform any undertakings assigned to it in terms hereof.

21.    VAT AND SALE TAXES

       The prices, fees and other amounts set forth in this Agreement are exclusive of VAT or other sales tax, and to the extent that under any applicable law, VAT or other sales tax shall be payable in respect to such prices, fees or amounts, such VAT or other sales tax shall be paid by the Distributor.

22.    LAW AND JURISDICTION

       22.1 The laws of the state of Israel shall govern this Agreement. The competent courts in Tel-Aviv, Israel shall have sole jurisdiction in any dispute relating to this Agreement.

23.    WHOLE UNDERSTANDING AND AMENDMENTS

       23.1 This Agreement and the schedules hereto constitute the entire understanding of the parties and supersedes all oral or written representations or agreements, privileges or understandings between the parties.

       23.2 This Agreement may only be modified by an Agreement in writing duly signed by both parties hereto.


--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 11 OF 22

24.    SEVERABILITY

       If any non material condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

25.    WAIVER

       The failure at any time of either party to enforce any of the terms or conditions or any right or to exercise any option of this Agreement, will in no way be construed to be a waiver of such terms, conditions, rights or options, or in any way to affect the validity of this Agreement.

26.    NOTICES

       Any notice authorized or required to be given in accordance with the terms of his Agreement, may be given by facsimile, (with receipt of proper transmission) or by registered or certified mail. Such notice shall be deemed properly given two business days after having been sent by facsimile or e-mail and ten days after being posted by registered or certified mail to the address of the parties listed below:

       If to EVR:

       12 Roul Wallenberg, Tel Aviv, Israel
       If to YiTong:

       216 Huanghe Road, Changshu City, Jiangsu Province, 215500 China

       IN WITNESS WHEREOF, THE PARTIES HAVE SET THEIR SIGNATURES AS OF THE DAY FIRST ABOVE WRITTEN AND HAVE HEREBY CAUSE THIS AGREEMENT TO BE EXECUTED.

              EVR LTD.                               YITONG

Printed Name: ________________________               ___________________________



Signature:    ________________________               ___________________________

Title:        ________________________               ___________________________



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 12 OF 22

                                LIST OF SCHEDULES

              A      EVR Products

              B      Term and Territory

              C      Trade Marks and Trade Names

              D      Order upon signature of the Agreement

              E      N.A. (Deleted)

              F      Sub-distributor's undertaking

              G      Confidentiality Agreement

              H      Minimum Orders

              I      Supplemental Treaty




--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 13 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                YITONG
                                                      DATED_____________________

                                   SCHEDULE A

CMTS          EVR CMTS SERIES DOCSIS/EURODOCSIS CONFIGURED WITH:

              1 UPSTREAM

              2 UPSTREAM

              4 UPSTREAM

              8 UPSTREAM

UPSTREAM INTERFACE CARD

EVR CABLE MODEM

UP-COVERTER NTSC OR PAL (PLEASE NOTE THIS ONLY HAS A THREE MONTH WARRANTY)

EVR MANAGEMENT SOFTWARE

EVR MANAGEMENT SYSTEM SERIES CONFIGURED WITH THE FOLLOWING OPTIONS:

       o      030 - PROVISIONING SERVER, AND EVR EMBEDDED MANAGEMENT SYSTEM.

       o 050 - PROVISIONING SERVER, 10/100MBPS ROUTER OPERATING SYSTEM, EMBEDDED EVR MANAGEMENT SYSTEM



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 14 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                 YITONG
                                                      DATED_____________________


                                   SCHEDULE B

                               TERM AND TERRITORY

1. The effective date of this Agreement is ________________ ("THE EFFECTIVE DATE").

2. This Agreement will be valid for a period of 12 (Twelve) Months, commencing on the Effective Date and terminating on __.__._____ ("THE INITIAL PERIOD") unless extended by EVR, by serving 3 (Three) Months prior written notices to Distributor to that effect, for further periods of 1 (one) Year each (each such one year period shall be hereinafter referred to as "THE EXTENDED PERIOD"), up to a maximum of three additional Years (and the Initial Period and any Extended Period for which the term of this Agreement shall be extended shall be hereinafter collectively referred to as "THE TERM OF THIS AGREEMENT").

3.     The term "TERRITORY" shall mean in this Agreement: CHINA



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 15 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                YITONG
                                                      DATED_____________________


                                   SCHEDULE C

                           TRADE MARKS AND TRADE NAMES

1.     EVR CMTS SERIES CMTS'S

2.     EVR MANAGEMENT SYSTEM SOFTWARE

3.     EVR CABLE MODEMS.

4.     EVR MANAGEMENT SYSTEMS SERIES PROVISIONING & ROUTING CONTROLLER



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 16 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                YITONG
                                                      DATED_____________________

                                   SCHEDULE D

                      ORDER UPON SIGNATURE OF THE AGREEMENT

       The Distributor's signature of the Agreement shall also constitute the following order from EVR: All Prices are quoted in USA $ (Dollars).

       -------------------------- --------------------------- -----------------
              EVR PRODUCT              QUANTITY ORDERED          PRICE/UNIT
       -------------------------- --------------------------- -----------------
       CMTS 1 x 1                             2                     7090
       -------------------------- --------------------------- -----------------
       CMTS 1 x 2                             4                     7990
       -------------------------- --------------------------- -----------------
       CMTS 1 x 4                             2                     9700
       -------------------------- --------------------------- -----------------
       CMTS 1 x 8                             2                    12990
       -------------------------- --------------------------- -----------------
       US Interface Card                      6                     850
       -------------------------- --------------------------- -----------------
       DOCSIS Cable Modem                    2000                    48
       -------------------------- --------------------------- -----------------
       Mng. System-030                        1                     2182
       -------------------------- --------------------------- -----------------
       Mng. System-050                        1                     2614
       -------------------------- --------------------------- -----------------
       EVR   Management   System              10                    695
       License
       -------------------------- --------------------------- -----------------
       Up Converter                           10                    600
       -------------------------- --------------------------- -----------------



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 17 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                 YITONG
                                                      DATED_____________________

                                   SCHEDULE E

                                   PRICE LIST




--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 18 OF 22

                                   SCHEDULE F

                         SUB -DISTRIBUTOR'S UNDERTAKING

EVR Ltd.

12 Raoul Wallenberg, Tel Aviv,
Gentlemen,

I,  the  undersigned,   wishing  to  be  appointed  as  sub-distributor  of  the
Distributor, as listed below ("THE DISTRIBUTOR") of certain products ("THE PRODUCTS") of EVR Ltd. ("EVR"), do hereby undertake towards EVR as follows:

1.     I shall  hold as  fully  confidential  and not to  disclose  to  other or others, and not to use, directly or indirectly, all Confidential Information of EVR, including without limitation, technical information, technology and trade secrets, strategic plans and price calculations. For the purposes hereof "Confidential Information" shall include all information marked by EVR as such but shall exclude all information which became a public knowledge through no fault of mine.

2. I shall require each of my employees and/or agents employed in providing services in relation to the Products to execute the undertaking of confidentiality set forth in Section 1 above.

3. I am aware of the provisions of Section 9, 11.2, 12-15 and 18-20 of the agreement between EVR and the Distributor ("THE DISTRIBUTION AGREEMENT"), which were provided to me by the Distributor, I shall act in accordance therewith, and such provisions may be referred against me directly by EVR.

4. I am aware and agree that termination of the Distribution Agreement, of any reason, shall cause the immediate termination of any agreement between me and the Distributor in respect of the Products.

5. I agree that, subject to the provisions of Section 3 above, in any event EVR shall not be deemed to have any direct relations with me, and I shall not have any claim or demand or any other right towards EVR in any matter whatsoever.

6. I am aware and agree that EVR shall be entitled to terminate forthwith, of reasonable cause, my engagement in the distribution of the Products, by sending a written notice to such effect to the Distributor.

                                                     Sincerely yours,

         Distributor:      ________________________________________________
         Address:          ________________________________________________
         Tel. No.:         ________________          Fax No.:______________
         Name:             ________________          Title:________________

         Signature         ________________


--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 19 OF 22

                                   SCHEDULE G

                    CONFIDENTIALITY AGREEMENT (SEE ENCLOSED0

  THIS FORMALITY HAS BEEN COMPLETED, WITH COPIES IN POSSESSION OF BOTH PARTIES



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 20 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                YITONG
                                                      DATED_____________________


                                   SCHEDULE H

                                 MINIMUM ORDERS

1. In this Schedule the term "Agreement" means the above mentioned agreement to which this Schedule is annexed. Capitalized terms shall have the meaning assigned to them in the Agreement.

2. Subject to Section 3 below, Distributor hereby undertakes to purchase from EVR during the first Year of the Term of the Agreement, each of the EVR Products in the minimum quantity set forth opposite it in the table below:

                      -------------------------- -----------------------
                             EVR PRODUCT                QUANTITY
                      -------------------------- -----------------------
                                CMTS                      100
                      -------------------------- -----------------------
                          Management. Sys.                100
                      -------------------------- -----------------------
                             Cable Modem                 10000
                      -------------------------- -----------------------
                        EVR Management System             100
                               License
                      -------------------------- -----------------------

3. It is hereby agreed that before the commencement of each such Year, the parties shall, bona fide, determine the minimum quantities set forth for such Year in accordance with the past performance of Distributor and market conditions prevailing at such time. In the event that by January 31 of any Year, the parties did not yet agree on the minimum quantities in respect of such Year, then EVR shall be entitled, by a 30 days prior written notice to exercise the rights granted to it in Section 4.2 of the Agreement to [either] terminate the Agreement [or terminate the exclusivity of the Distributor]. Notwithstanding the aforesaid, in such event the minimal quantity for the preceding Year [plus 25%] shall serve as the agreed minimum quantity for the relevant Year.


--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 21 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                YITONG
                                                      DATED_____________________


                                   SCHEDULE I

                               SUPPLEMENTAL TREATY

1. After signing the treaty and both sides confirm, EVR will provide 3 CMTS, which is 4Upstream, three EVR Management Systems and three UP-CONVERTER'S to DISTRIBUTOR within 30 days, so that DISTRIBUTOR can begin to sell the products after cooperation. The time of delivering is in 30 days after the treaty signing. EVR will require the DISTRIBUTOR to pay L/C after 180 days.

2. After signing the treaty and both sides to confirm, EVR carries on a technical training to DISTRIBUTOR at a date to be agreed upon between February 5th and February 29th. at the DISTRIBUTOR's premises. EVR will bear the flight cost, Distributor will bear the accommodation.
       Distributor will have 3 people as minimum for the training with a sufficiently competent and experience, in order to establish and maintain an adequate training. It's preferable for all trainees to know English, in case it's not feasible DISTRIBUTOR will provide translator.

3. Because the termination date of this agreement is on February 28, 2005,the following year. When the agreement stops and EVR no longer offers the right that DISTRIBUTOR sells at home the next year, DISTRIBUTOR can send back goods to EVR that do not exceed the quantity of the last order, but not because of the other various kinds of reasons, Or EVR offers enough time to DISTRIBUTOR to sell the remaining goods. EVR will return all payments under the same conditions it received payment thereof. The unit price of the goods is according to the price of the last order. Only new originally packed equipment will be accepted after deducting full shipping cost.

4. DISTRIBUTOR completes the minimum sales volume of 100 CMTS during the first year. Subject to the Distributor committing for at least a 25% increase in unit sales of CMTS. EVR will agree that the DISTRIBUTOR continues to be the only distributors of area after cooperating. Only when DISRIUBTOR gives up this right, or fails to achieve its minimum purchasing commitment .EVR has rights to look for other sellers on this area.

5. DISTRIBUTOR orders no less than 10 each time during the first 6 months on what has been agreed with EVR. After that, DISTRIBUTOR orders no less than 20 each time.



--------------------------------------------------------------------------------
CONFIDENTIAL                                                       PAGE 22 OF 22

                                                       AGREEMENT BETWEEN EVR AND
                                                                 YITONG
                                                      DATED_____________________

Yitong

Dear Sirs,

       RE: AMENDMENT TO THE DISTRIBUTION AGREEMENT BETWEEN EVR AND YITONG, DATED JULY __, 2004 (THE "AGREEMENT")


Pursuant to our conversations and for the sake of good order, following is a summary of our agreements regarding changes and/or clarifications to the terms of the Agreement:

1) After the Agreement will go into effect, EVR shall supply Yitong 3 sets of CMTSs, sample machines that shall be paid not later than Dec. 30 2004, and covered by L/C provided by Yitong. (This is the first order.)

EVR will provide Yitong one CMTS configured 1x1 to stay in Yitong's lab for demonstration and customer support purposes. This CMTS shall remain EVR's property and shall be returned to EVR in case the Agreement is terminated.

2) The Agreement will be valid for a period of 14 (Fourteen) Months, commencing on the Effective Date of the Agreement ("THE INITIAL PERIOD").

Yitong shall show EVR's sample machine to Yitong's customers. In addition, Yitong hope that the time and the quantity of our first order shall not be stipulated.

3) Following is a list of Yitong's initial plan for marketing activities with respect to EVR's products, and their related expenses:

       3.1 Within a period of one month following signature of the Agreement, a special meeting shall be organized by Yitong, which can be located in a scenery spot in China, to which Yitong will invite about 200 people from big CATV companies in China, in which Yitong will present EVR's CMTS products. The expenses of this meeting shall be RMB300,000.

       3.2 For Chinese marketing publications in magazines such as CATV TECHNOLOGY and WORLD BROADBAND NETWORK, yearly expenses about RMB150,000. Such publication and any other publications regarding EVR or its products will be provided to EVR for approval prior to publishing.

       3.3 Presentation at the Hangzhou Meeting (Annual technical meeting for information sharing between the cable operators) shall be held in October this year, its total expenses shall be RMB200,000.

       3.4    Presentation  at the  Beijing  Exhibition  in March  of next  year
       (2005), its total expenses shall be RMB300,000.

       3.5 EVR agrees to participate in the Yitong's above (Sections 3.1 to 3.4) marketing expenses by providing Yitong with free products equal to a value of up to RMB430,000. EVR's said one time participation in Yitong's expenses shall be as follows:

              1. EVR shall supply to Yitong two (2) CMTSs configured 1x4 free of charge out of the second order that will be of at least 5 Units. (e.g. First 2 samples as stipulated in Section 1 above shall not be part of the 5 units order)

              2. EVR shall supply to Yitong one (1) CMTSs configured 1x4 free of charge out of the third order that will be of at least 5 Units.

              3. EVR shall supply to Yitong one (1) CMTS configured 1x4 free of charge for any purchase of CMTS products by Yitong at an aggregate price of US$ 250.000, not including the first 10 Units order of CMTS (defined in the above 3.5.1), and within the limit of the Initial Period.

       EVR may discount such value from the unit price of the specific abovementioned orders.

4) The interval between each forecast issued by Yitong shall be 2 months, both parties shall make in bona fide a new discussion on prices before each order, and the quantity shall not be stipulated. However it is agreed that Yitong's minimum order shall be of 5 CMTS and Yitong undertakes, in relation to each of the EVR Products, to purchase in a certain two months 60% of the quantity set forth in the Forecast.

5) Within one month after the Effective Date of the Agreement , EVR should make the technical basic training for Yitong people in Yitong's offices, let Yitong people master the characteristics of EVR products and installation debugging. The basic training will possibly take place adjacent to other marketing events and at least two of the technical support people from Yitong will have networking knowledge and experience as well as be fluent in English.


6) EVR should make the delivery within 60 days after receiving the order covered by L/C of Yitong. Payment terms shall be 50% paid by Yitong within 30 days after the order, the balance 50% shall be paid within 120 days.

7) Yitong hopes that EVR can get the certificate of DOCSIS1.1 early next year, and hope that the products can reach the third layer.

8)     NA

9) EVR commits to the quality of its products within the scope of the 1 year warranty included in the Agreement. However in case were it's proved that there is a design failure, EVR will provide Yitong with the warranty with respect to such specific failure for a period of 2 years, and shall recall the equipment installed by Yitong in China for repair.

10) During the Initial Period when certain customer of Yitong reaches an amount of paid purchase orders of EVR products of at least RMB2,000,000, such specific customer shall be entitled to send one person per each RMB2,000,000 of paid purchase orders to a travel to USA or Europe, for which travel and accommodations to one location will be paid by EVR for a maximum of one week, at a maximum expense of $US 5,000 per travel.

11) EVR provides 2nd tier support, and Yitong 1st tier support from within their trained personnel. In order to make sure that Yitong can provide adequate support EVR will supply basic training for Yitong personnel and will support those engineers from EVR Global support center (in Israel and/or USA).

12) When the Agreement terminates due to the causes related to Yitong, EVR shall continue to maintain the EVR products sold by Yitong before such termination. However, EVR will be entitled make so through another distributor.

                               PROMISES OF YITONG:

1. Yitong shall make the extensive propaganda on magazines and at all the meetings, via Yitong's sales network itself, let 80% customer above county to know EVR products. Yitong shall make the sales schedule to Yitong sales people, and appoint 3-4 technical people in charge of technical services, installation and maintenance of EVR products. Yitong will consider to hire a salesperson that is already familiar with our product and our target market in China (Mats Wu), however it's Yitong's sole decision to hire or not to hire the above mentioned candidate

2.     Yitong shall develop about 6 agencies of CMTS products in China.

3. Push the sales of DOCSIS 1.0, software upgradeable to 1.1 to the famous cable network companies in China, such as Guo An etc.

3.     Within the agreement period,  Yitong shall finish selling 100 sets of EVR
CMTS.

The terms of this Amendment amend and supersede any contradicting terms of the Agreement. Any other terms of the Agreement remain unchanged.

We would appreciate if you can kindly confirm you agreement to the above amendments by signing in the signature place below.

Very truly yours,


----------------------------------                   ---------------------------
EVR Ltd.                                             Yitong

By: Prosper Abitbol                                  By:

----------------------------------                   ---------------------------



Confirmed and agreed, this ___ day of July, 2004.